EXHIBIT 10.1

EMPLOYEE AGREEMENT AMENDMENT

THIS AGREEMENT (the “Agreement”) is made and entered into on March 23, 2015 by and between SMTP, Inc., a Delaware corporation (the “Company”); and Jonathan M. Strimling (“Employee”).

1.

This Agreement amends that certain Employee Agreement dated August 15, 2013 made and entered into by the parties hereto (the “Employee Agreement”). Capitalized terms herein have the same meaning as used in the Employee Agreement, unless otherwise noted.

2.

Effective January 1, 2015, Paragraph 4.1 of Article Four is amended to read as follows:

4.1.

Base Compensation.  For all services rendered by Employee under this Employee Agreement, the Company agrees to pay Employee the rate of $200,000 per year, which shall be payable to Employee not less frequently than monthly, or as is consistent with the Company’s practice for its other employees.

3.

Item I. of Appendix B of the Employee Agreement is amended to read as follows:

I.

Quarterly Bonus Compensation:

Employee shall be eligible for bonus compensation that will be paid on a quarterly basis (the “Quarterly Bonus”) that will be earned and payable as follows:

The annual bonus target amount is $100,000 (the Quarterly Bonus target amount is $25,000), and will be tied to the achievement of Company financial targets and CEO goals during the year. The percentage of the Quarterly Bonus that may be paid out may range from 0% to over 100% of the Quarterly Bonus target amount.

The Quarterly Bonus is earned at the close of the applicable quarter and is intended to be paid shortly after the Company reports its financials publicly each quarter.

If Employee’s employment is terminated for any reason, Employee shall be paid (a) the full Quarterly Bonus earned, as determined solely by the Company’s Board of Directors, for the most recently completed quarter and if Employee’s employment is terminated by the Company or by mutual agreement, Employee shall be paid (b) a pro-rated Quarterly Bonus, as determined solely by the Company’s Board of Directors, for the calendar quarter in which termination occurs.

4.

Item VI. shall be inserted into Appendix B of the Employee Agreement, which shall read as follows:

Additional Option Grant:

Options:

100,000

Grant Date:

03/23/2015

Expiration Date:

03/23/2025

Exercise Price:

Closing price of the stock on 3/23/2015

Vesting Schedule:

The options vest over a 4 year period, with 25% vesting on the first anniversary of the Grant Date and an additional 1/48 of the original number of options vesting every month thereafter, until becoming fully vested on the fourth anniversary of the Grant Date.  The option grant shall be made pursuant to the Company’s 2010 Employee Stock Plan and subject to the terms of the Plan’s standard non-statutory stock option agreement, as may be modified for purposes of this Employee Agreement. As more fully described in the Employee’s non-statutory stock option agreement, of even date hereof, the Vesting Schedule is subject to acceleration in the event of a Change of Control as defined in the Employee’s non-statutory stock option agreement.

Other terms:

Similar to prior option agreement.

5.

All other provisions of the Employee Agreement remain in full force and effect, other than any provision that conflicts with the terms and spirit of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

SMTP, INC.:

/s/ Alena Chuprakova	By:	/s/ Edward Lawton
(Witness signature)		Edward Lawton, CFO

EMPLOYEE:

/s/ Alena Chuprakova	/s/ Jonathan M. Strimling
(Witness signature)	Jonathan M. Strimling